Exhibit 10.18 (b)

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT (the “Agreement”) dated as of the  1st  day of December, 1999 (the “Effective Date”) by and between EQUITABLE RESOURCES, INC., a Pennsylvania corporation with its principal place of business at Pittsburgh, Pennsylvania (the “Company”), and Randall L. Crawford, an individual (the “Employee”);

WHEREAS, the Company and certain of its employees, including possibly the Employee, are parties to (i) a Change of Control Agreement, which provides for the payment of certain benefits to the Employee if the Employee’s employment terminates in certain circumstances following a change of control of the Company and/or (ii) an Employment Agreement, which provides for the payment of severance benefits in certain circumstances (whether or not the Employee’s termination of employment is in connection with a Change of Control) and includes a provision pursuant to which Employee agrees not to compete with the Company for a stated period of time (to the extent the Employee is a party to one or both of such agreements as of the date of this Agreement, they are referred to as the “Existing Agreements”); and

WHEREAS, the Board of Directors of the Company (the “Board”), continues to believe that it is in the best interest of the Company and its shareholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company; that it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control; and that it is appropriate to provide the Employee with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Employee will be satisfied and which are competitive with those of other corporations in the industry in which the Company’s principal business activity is conducted; and

WHEREAS, in order to more fully accomplish the foregoing objectives, the Company and the Employee desire to terminate the Existing Agreements and to enter into this Agreement, which, among other things, clarifies and enhances in certain respects the benefits payable to the Employee if the Employee’s employment terminates in certain circumstances following a Change in Control of the Company;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Term.  The term of this Agreement shall commence on the Effective Date hereof and, subject to Sections 3(f), 5 and 8, shall terminate on the earlier of (i) the date of the termination of Employee’s employment by the Company for any reason prior to a Change of Control; or (ii) unless further extended as hereinafter set forth, the date which is thirty-six (36) months after the Effective Date; provided, that, commencing on the last day of the first full calendar month after the Effective Date and on the last day of each succeeding calendar month, the term of this Agreement shall be automatically extended without further action by either party (but not beyond the date of the termination of Employee’s employment prior to a Change of Control) for one (1) additional month unless one party provides written notice to the other party that such party does not wish to extend the term of this Agreement, In the event that such notice shall have been delivered, the term of this Agreement shall no longer be subject to automatic extension and the term hereof shall expire on the date which is thirty-six (36) calendar months after the last day of the month in which such written notice is received.

2.             Change of Control.  Change of Control shall mean any of the following events (each of such events being herein referred to as a “Change of Control”):

(a)           The sale or other disposition by the Company of all or substantially all of its assets to a single purchaser or to a group of purchasers, other than to a corporation with respect to which, following such sale or disposition, more than eighty percent (80%) of, respectively, the then outstanding shares of Company common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively of the outstanding Company common stock and the combined voting power of the then outstanding voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the outstanding Company common stock and voting power immediately prior to such sale or disposition;

(b)           The acquisition in one or more transactions by any person or group, directly or indirectly, of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Company common stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board of Directors; provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any person that is eligible, pursuant to Rule 13d-l(b) under the Exchange Act (as such rule is in effect as of November 1, 1995) to file a statement on Schedule 130 with respect to its beneficial ownership of Company common stock and other voting securities, whether or not such person shall have filed a statement on Schedule 13G, unless such person shall have filed a statement on Schedule 13D with respect to beneficial ownership of fifteen percent or more of the Company’s voting securities, shall not constitute a Change of Control;

(c)           The Company’s termination of its business and liquidation of its assets;

(d)           There is consummated a merger, consolidation, reorganization, share exchange, or similar transaction involving the Company (including a triangular merger), in any case, unless immediately following such transaction: (i) all or substantially all of the persons who were the beneficial owners of the outstanding common stock and outstanding voting securities of the Company immediately prior to the transaction beneficially own, directly or indirectly, more than 60% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction (including a corporation or other person which as a result of such transaction owns the Company or all or substantially all, of the Company’s assets through one or more subsidiaries (a “Parent Company”)) in substantially the same proportion as their ownership of the common stock and other voting securities of the Company immediately prior to the consummation of the transaction, (ii) no person (other than the Company, any employee benefit plan sponsored or maintained by the Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (i) above is satisfied in connection with the transaction, such Parent Company) beneficially owns, directly or indirectly, 20% or more of the outstanding shares of common stock or the combined voting power of the voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction and (iii) individuals who were members of the Company’s Board of Directors immediately prior to the consummation of the transaction constitute at least a majority of the members of the board of directors resulting from such transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause, (i) above is satisfied in connection with the transaction, such Parent Company); or

(e)           The following individuals cease for any reasons to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the entire Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved.

3.             Salary and Benefits Continuation.

(a)           Salary and Benefits Continuation” shall be defined to mean the following: (i) payment of an amount of cash equal to two (2) times the Employee’s annual base salary in effect immediately prior to the Change of Control or the termination of Employee’s employment, whichever is higher; (ii) payment of an amount of cash equal to two (2) times the highest annual incentive (bonus) payment earned by the Employee for any year in the three years prior to the termination of Employee’s employment; (iii) provision to Employee and his/her eligible dependents of medical, long-term disability, dental and life insurance coverage (to the extent such coverage was in effect immediately prior to the Change of Control) for twenty-four (24) months; (iv) contribution by the Company to Employee’s account under the Company’s defined contribution retirement plan (known as the Equitable Resources, Inc. Employee Savings Plan) of an amount of cash equal to the amount that the Company would have contributed to such plan had the Employee continued to be employed by the Company for an additional twenty four (24) months at a base salary equal to the Employee’s base salary immediately prior to the Change of Control or the termination of Employee’s employment, whichever is higher, such contribution being deemed to be made immediately prior to the termination of Employee’s employment; provided, that to the extent that the amount of such contribution exceeds the amount then allowed to be contributed to the plan under the applicable rules relating to tax qualified retirement plans, then the excess shall be paid to the Employee in cash;

(vii) reimbursement to Employee of reasonable costs incurred by Employee for outplacement services In the twelve (12) month period following termination of Employee’s employment.

(b)           All amounts payable by the Company to the Employee in cash pursuant to Section 3(a) shall be trade in a lump sum unless the Employee otherwise elects and notifies the Company in writing prior to the termination of Employee’s employment of Employee’s desire to have all payments made in accordance with the Company’s regular salary and benefit payment practices, provided that (i) the lump sum payment or first payment shall be made within thirty (30) days after the Employee’s termination hereunder, and (ii) the Employee may elect to defer such payments pursuant to the Company’s then-existing deferred compensation plan(s).  All other amounts payable by the Company to the Employee pursuant to Section 3 shall be paid or provided in accordance with the Company’s standard payroll and reimbursement procedures, as in effect immediately prior to the Change of Control.

(c)           In the event that medical, long-term disability, dental and life insurance benefits cannot be provided under appropriate Company group insurance policies, an amount equal to the premium necessary for the Employee to purchase directly the same level of coverage in effect immediately prior to the Change of Control shall be added to the Company’s payments to Employee pursuant to Section 3(a) (payable in the manner elected by the Employee pursuant to Section 3(b)).

(d)           If there is a Change of Control as defined above, the Company will provide Salary and Benefits Continuation if at any time during the first twenty-four (24) months following the Change of Control, either (i) the Company terminates the Employee’s employment other than for Cause as defined in Section 4 below or (ii) the Employee terminates his/her employment for “Good Reason” as defined below.

(e)           For purposes of this Agreement, “Good Reason” is defined as:

(i)            Removal of the Employee from the position he/she held immediately prior to the Change of Control (by reason other than death, disability or Cause);

(ii)           The assignment to the Employee of any duties inconsistent with those performed by the Employee immediately prior to the Change of Control or a substantial alteration in the nature or status of the Employee’s responsibilities which renders the Employee’s position to be of less dignity, responsibility or scope;

(iii)          A reduction by the Company in the Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for proportional across-the-board salary reductions similarly affecting all executives of the Company and all executives of any person in control of the Company, provided, however, that in no event shall the Employee’s annual base salary be reduced by an amount equal to ten percent or more of the Employee’s annual base salary as of the end of the calendar year immediately preceding the year in which the Change of Control occurs, without the Employee’s consent;

(iv)          The failure to grant the Employee an annual salary increase reasonably necessary to maintain such salary as reasonably comparable to salaries of senior executives holding positions equivalent to the Employee’s in the industry in which the Company’s then principal business activity is conducted;

(v)           The Company requiring the Employee to be based anywhere other than the Company’s principal executive offices in the city in which the Employee is principally located immediately prior to the Change of Control, except for required travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations prior to the Change of Control;

(vi)          Any material reduction by the Company of the benefits enjoyed by the Employee under any of the Company’s pension, retirement, profit sharing, savings, life insurance, medical, health and accident, disability or other employee benefit plans, programs or arrangements, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefits, or the failure by the Company to provide the Employee with the number of paid vacation days to which he/she is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy, provided that this paragraph (f) shall not apply to any proportional across-the-board reduction, or action similarly affecting all executives of the Company and all executives of any person m control of the Company; or

(vii)         The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform thus Agreement, as contemplated in Section 15 hereof, or any other material breach by the Company of its obligations contained in this Agreement.

(f)            The Employee’s right to Salary and Benefits Continuation shall accrue upon the occurrence of either of the events specified in (i) or (ii) of Section 3(d) and shall continue as provided, notwithstanding the termination or expiration of this Agreement pursuant to Section 1 hereof.  The Employee’s subsequent employment, death or disability within the twenty-four (24) month period following the Employee’s termination of employment in connection with a Change of Control shall not affect the Company’s obligation to continue making Salary and Benefits Continuation payments.  The Employee shall, not be required to mitigate the amount of any payment provided four is this Section 3 by seeking employment or otherwise.  The rights to Salary and Benefits Continuation shall be in addition to whatever other benefits the Employee may be entitled to under any other agreement or compensation plan, program or arrangement of the Company; provided, that the Employee shall not be entitled to any separate or additional severance payments pursuant to the Company’s severance plan as then in effect and generally applicable to similarly situated employees.  The Company shall be authorized to withhold from any payment to the Employee, his/her estate or his/her beneficiaries hereunder all such amounts, if any, that the Company may reasonably determine it is required to withhold pursuant to any applicable law or regulation.

4.             Termination of Employee for Cause.

(a)           Upon or following a Change of Control, the Company may at any time terminate the Employee’s employment for Cause.  Termination of employment by the Company for “Cause” shall mean termination upon:  (i) the willful and continued failure by the Employee to substantially perform his/her duties with the Company (other than (A) any such failure resulting from Employee’s disability or (B) any such actual or anticipated failure resulting from Employee’s termination of his/her employment for Good Reason), after a written demand for substantial performance is delivered to the Employee by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that the Employee has not substantially performed his/her duties, and which failure has not been cured within thirty days (30) after such written demand; or (ii) the willful and continued engaging by the Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the breach by the Employee of the confidentiality provision set forth in Section 8 hereof.

(b)           For purposes of this Section 4, no act, or failure to act, on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by the Employee in bad faith and without reasonable belief that such action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him/her a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee; together with his/her counsel, to be heard before the Board of Directors) finding that in the good faith opinion of the Board of Directors the Employee is guilty of the conduct set forth above in clauses (a)(i), (ii) or (iii) of this Section 4 and specifying the particulars thereof in detail.

5.             Prior-Termination.  Anything in this Agreement to the contrary notwithstanding, if the Employee’s employment with the Company is terminated prior to the date on which a Change of Control occurs either (i) by the Company other than for Cause or (ii) by the Employee for Good Reason, and it is reasonably demonstrated by Employee that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or (b) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the termination shall be deemed to have occurred upon a Change of Control and the Employee will be entitled to Salary and Benefits Continuation as provided for in Section 3 hereof.

6.             Employment at Will.  Subject to the provisions of any other agreement between the Employee and the Company, the Employee shall remain an employee at will and nothing herein shall confer upon the Employee any right to continued employment and shall not affect the right of the Company to terminate the Employee for any reason not prohibited by law; provided, however, that any such removal shall be without prejudice to any rights the Employee may have to Salary and Benefits Continuation hereunder.

7.             Construction of Agreement.

(a)           Governing Law.  This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

(b)           Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)           Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

8.             Covenant as to Confidential Information.

(a)           Confidentiality of Information and Nondisclosure.  The Employee acknowledges and agrees that his/her employment by the Company under this Agreement necessarily involves his/her knowledge of and access to confidential and proprietary information pertaining to the business of the Company and its subsidiaries.  Accordingly, the Employee agrees that at all times during the term of this Agreement and for a period of two (2) years after the termination of the Employee’s employment hereunder, he/she will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over the Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself/herself, any person, corporation or other entity other than the Company, (i) any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal, organizational matters, current or future plans, or other business affairs of or relating to the Company and its subsidiaries, (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries, or (iii) any other information related to the Company or its subsidiaries or which the Employee subsidiaries which has not been published and is not generally known outside of the Company.  The Employee acknowledges that all of the foregoing, constitutes confidential and proprietary information, which is the exclusive property of the Company.

(b)           Company Remedies.  The Employee acknowledges and agrees that any breach of this Agreement by him/her will result in immediate irreparable harm to the Company, and that the Company cannot be reasonably or adequately compensated by damages in an action at law.  In the event of an actual or threatened breach by the Employee of the provisions of this Section 8, the Company shall be entitled, to the extent permissible by law, immediately to cease to pay or provide the Employee or his/her dependents any compensation or benefit being, or to be, paid or provided to him pursuant to Section 3 of this Agreement, and also to obtain immediate injunctive relief restraining the Employee from conduct in breach or threatened breach of the covenants contained in this Section 8.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.

9.             Reimbursement of Fees.  The Company agrees to pay, to the full extent permitted by law, all legal, fees and expenses which the Employee may reasonably incur as a result of any contest by the Company, Internal Revenue Service or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to Section 3 of this Agreement) or in connection with any dispute arising from this Agreement, regardless of whether Employee prevails in any such contest or dispute.

10.           Certain Reductions of Payments by the Company.  Notwithstanding anything herein to the contrary, if the aggregate of the amounts due the Employee under this Agreement and any other plan or program of the Company constitutes a “Parachute Payment,” as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, then the payments to be made to the Employee under this Agreement which are included in the determination of such Parachute Payment shall be reduced to an amount which, when added to the aggregate of all other payments to be made to the Employee which are included in the determination of such Parachute Payment as a result of the termination of his/her employment, will make the total amount of such payment equal to 2.99 times his/her Base Amount.  The determinations to be made with respect to this paragraph shall be made by an independent auditor (the “Auditor”) jointly selected by the Employee and the Company and paid by the Company.  In the event the payments to be made to the Employee are required to be reduced pursuant to the limitations in this Section 10, the Company shall allow the Employee to select which payment or benefits Employee wants the Company to reduce in order that the total amount of such payment is equal to 2.99 times such Employee’s Base Amount.  The Auditor shall be a nationally recognized United States public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its subsidiaries.

11.           Resolution of Differences Over Breaches of Agreement.  Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to the Employee’s employment with the Company or the termination of such employment, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, the Company and the Employee agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in Pittsburgh, Pennsylvania in accordance with this Section 11 of this Agreement and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  The matter shall be heard and decided, and awards rendered by a panel of three (3) arbitrators (the “Arbitration Panel”).  The Company and the Employee shall each select ooze arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”) and AAA shall select a third arbitrator from the Commercial Panel.  The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, .administrators, successors and assigns, arid judgment on the award nay be entered by any court having jurisdiction thereof.

12.           Treatment of Certain Incentive Awards.  All “Awards” held by the Employee under the Company’s 1994 Long-Term Incentive Plan (the “1994 Plan”) or the Company’s 1999 Long Term Incentive Plan (the “1999 Plan”), shall, upon a Change of Control, be treated in accordance with the terms of those Plans as in effect on the date of this Agreement, without regard to the subsequent amendment of those Plans.  For purposes of this Section 12, the terms “Award” and “Change of Control” shall have the meanings ascribed to them in the 1999 Plan and the 1994 Plan, as the case may be.

13.           Release.  The Employee hereby acknowledges and agrees that prior to the Employee’s or his/her dependents’ right to receive from the Company any compensation or benefit to be paid or provided to him/her or his/her dependents pursuant to Section 3 of this Agreement, the Employee may be required by the Company, in its sole discretion, to execute a release in a form reasonably acceptable to the Company, which releases any and all claims (other than amounts to be paid to Employee as expressly provided for under this Agreement) the Employee has or may have against the Company or its subsidiaries, agents, officers, directors, successors or assigns arising under any public policy, tort or common law or any provision of state, federal or local law, including, but not limited to, the Pennsylvania Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Protection Act, Family and Medical Leave Act, the Fair Labor Standards Act, or the Age Discrimination in Employment Act of 1967.

14.           Waiver.  The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by a party hereto.

15.           Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.  The Company shall be obligated to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business or assets, by a written agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.  This Agreement shall inure to the extent provided hereunder to the benefit of and be enforceable by the Employee or his/her legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  The Employee may not delegate any of his/her duties, responsibilities, obligations or positions hereunder to any person and any such purported delegation by him shall be void and of no force and effect with respect to matters relating to his/her employment and termination of employment.  Without limiting the foregoing, the Employee’s rights to receive payments and benefits hereunder shall not be assignable for transferable, other than a transfer by Employee’s will or by the laws of descent and distribution.

16.           Notices.  Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested — in the case of the Employee, to his/her residence address as set forth below, and in the case of the Company, to the address of its principal place of business as set forth below, in care of the Chairman of the Board — or to such other person or at such other address with respect to each party as such party shall notify the other in writing.

17.           Pronouns.  Pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

18.           Entire Agreement.  This Agreement contains the entire agreement of the parties concerning the matters set forth herein and all promises, representations, understandings, arrangements and prior agreements regarding the subject matter hereof (including the

Existing Agreements, which the parties agree shall terminate as of the Effective Date hereof) are merged herein and superseded hereby; provided that any noncompetition agreement shall not be merged or superseded but shall remain in full force and effect.  The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought.  No person acting other that pursuant to a resolution of the Board of Directors shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto or to exercise any of the Company’s rights to terminate or to fail to extend this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has hereunto set his/her hand, all as of the day and year first above written.

ATTEST:	EQUITABLE RESOURCES, INC.

/s/ Jean F. Marks	By:	/s/ Gregory R. Spencer
Gregory R. Spencer
Senior Vice President and Chief
Administrative Officer

Address:

One Oxford Centre Suite 3300 Pittsburgh, PA 15219

WITNESS:

/s/ David J. Smith	/s/ Randall L. Crawford

Address: